Exhibit 10.4

FIFTH AMENDMENT TO LEASE AGREEMENT
THIS FIFTH AMENDMENT TO LEASE AGREEMENT (the "Fifth Amendment") made and entered into and effective as of the 13th day of August, 2013 hereto (the "Effective Date"), by and between AERIAL CENTER REALTY CORP., a North Carolina corporation ("Landlord"), and CHANNELADVISOR CORPORATION, a Delaware corporation ("Tenant").
WITNESSETH:
THAT WHEREAS, Pizzagalli Properties, LLC, predecessor in interest to Landlord, and Tenant executed that certain lease dated June 29, 2005 (the "Lease"), whereby Tenant leased from Landlord certain real property consisting of approximately 40,087 rentable square feet, located at 2701 Aerial Center Parkway, Morrisville, North Carolina, and as more particularly described in the Lease (the "Premises"); and
WHEREAS, the Lease was amended by that certain First Lease Amendment dated August 14, 2006, that certain Second Lease Amendment dated April 11, 2007, and that certain Third Lease Amendment dated January 27, 2011, and that certain Fourth Lease Amendment dated January 31, 2013; and
WHEREAS, Tenant's current Premises under the Lease consists of 40,087 rentable square feet in the building located at 2701 Aerial Center Parkway, Morrisville, North Carolina, and another 10,063 rentable square feet in the building located at 2501 Aerial Center Parkway, Suite 100, and another 6,128 rentable square feet in 2501 Aerial Center, Suite 111, pursuant to that Fourth Lease Amendment, for a total rentable area of 56,278 square feet; and
WHEREAS, Landlord and Tenant desire to amend the Lease to add additional space to the Premises; and
WHEREAS, in connection with the addition of additional space to the Premises, Tenant and Landlord have agreed to amend and modify certain terms of the Lease, as stated in this Fifth Amendment.
NOW, THEREFORE, for and in consideration of Ten Dollars ($10.00), the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant on behalf of themselves and their respective successors and assigns, do hereby agree as follows:
1.    Amendments: The Lease shall be amended as follows:
(a)    The Premises referenced in Article 1 of the Lease is modified to provide that
Suites 202, 210 and 220 in the building located at 2501 Aerial Center Parkway, consisting of approximately 10,819 rentable square feet and as shown on Exhibit A attached hereto and incorporated herein by reference (the "Two Hundred Suites") shall be added to the Premises on October 1, 2013 (the "Two Hundred Suites Commencement Date"). Notwithstanding anything to the contrary herein, Landlord agrees to provide possession of the Two Hundred Suites to Tenant no later than Two Hundred

Suites Commencement Date for Tenant to commence their interior renovations as further detailed in Section 1 (d). In the event Landlord is delayed in providing Tenant possession of the Two Hundred Suites for any reason whatsoever on the Two Hundred Suites Commencement Date, and/or Tenant is not permitted to begin their interior renovations as a result of such delay, the Two Hundred Suites Commencement Date and rent commencement date, as further outlined in Section 1 (c) below as "Two Hundred Suites Free Rent Period," shall be extended for each day of delay. In the event Landlord has not delivered the Two Hundred Suites ready for Tenant to begin their renovations by January 1, 2014, Tenant will receive one (1) additional month of free rent for each one (1) day of delay. The date Landlord turns the Two Hundred Suites over to Tenant for the commencement of Tenant's interior renovations shall be evidenced by a separate letter executed by both parties. Landlord agrees that the Two Hundred Suites will be delivered to the Tenant broom clean, in good working order with all building mechanical systems, including HVAC, plumbing, electrical and life/fire/safety in good working order and free of any defects. Furthermore, Landlord agrees that the Two Hundred Suites meet code requirements and building standard finishes and Landlord will not require Tenant, as part of the Two Hundred Suites Tenant Improvements, to perform any renovations or improvements beyond what Tenant outlines in their own plans and specifications. After the Two Hundred Suites are added to the Premises, Tenant's RSF shall be a total RSF of approximately 67,097.
(c) The "Base Rent" referred to in Article 3 of the Fourth Lease Amendment is deleted in its entirety, and is changed to the following revised Base Rent schedule. Notwithstanding anything contained herein, Landlord agrees to abate Monthly Rent for the Two Hundred Suites from the Two Hundred Suites Commencement Date through the date which is three (3) months after the Two Hundred Suites Commencement Date ("Two Hundred Suites Free Rent Period"):

Months	Building 2701	Building 2501	Total Monthly
	Monthly Rent	Monthly Rent	Rent

Initial Term
02/01/11-09/30/11	$22,405.86	$6,111.14	$28,517.00

Extended Term
10/01/11-09/30/12	$22,405.86	$6,111.14	$28,517.00
10/01/12-03/31/13	$53,282.30	$15,044.19	$68,326.49
04/01/13-09/30/13	$53,282.30	$24,205.55	$77,487.85
10/01/13-12/31/13	$54,618.54	$24,810.68	$79,429.22
01/01/14-09/30/14	$54,618.54	$41,390.80	$96,009.34
10/01/14-09/30/15	$55,988.18	$42,428.21	$98,416.39
10/01/15-09/30/16	$57,391.22	$43,486.10	$100,877.30
10/01/16-09/30/17	$58,794.27	$44,566.50	$103,360.77
10/01/17-09/30/18	$60,264.12	$45,691.92	$105,956.04
10/01/18-09/30/19	$61,800.79	$46,839.84	$108,640.63
10/01/19-09/30/20	$63,337.46	$48,010.28	$111,347.74
10/01/20-09/30/21	$64,907.53	$49,203.22	$114,110.75

(d)    Two Hundred Suites Tenant Improvements. Tenant agrees to submit to Landlord within thirty (30) days after the date of this Fifth Amendment, plans and specifications in such reasonable detail as Landlord may reasonably request covering Tenant's proposed improvements within the Two Hundred Suites (the "Tenant's Work"). Tenant shall not commence any work in the Premises until Landlord has approved such plans and specifications in writing, which approval shall not be unreasonably withheld or delayed. Landlord agrees to provide such approval or disapproval within seven (7) business days from receipt of such plans. If Landlord fails to respond with approval or disapproval within seven (7) business days from receipt of plans form Tenant, then the Two Hundred Suites Commencement Date and the Two Hundred Suites Free Rent period shall each be extended on a day for day basis for every day after seven (7) business days that Landlord fails to respond to Tenant. In the event of a disapproval of plans, Landlord agrees to provide detailed reasons for such disapproval so Tenant can modify the plans to gain approval from Landlord. Such plans, as approved by Landlord, are herein referred to as the "Plans". It is understood by Landlord and Tenant that the term "Plans" does not refer to complete architectural and engineering drawings or full construction drawings, but refers to space design and concept drawings which will be prepared by Tenant's architect.
Tenant agrees to accept possession of the Two Hundred Suites as of the Two Hundred Suites Commencement Date provided Landlord makes the space available on such date as outlined herein, and to proceed with due diligence to perform the work described in the Plans and to install its fixtures, furniture, and equipment in the Two Hundred Suites. By occupying the Two Hundred Suites, Tenant shall be deemed to have acknowledged that the Landlord has complied with all of its covenants and obligations with respect to the delivery of the Two Hundred Suites, except for defects or pre-existing conditions in the Two Hundred Suites that existed prior to Tenant's occupancy or prior to the Two Hundred Suites Commencement Date. Landlord, at their own cost and expense and in excess of the Two Hundred Suites Allowance (defined below), agrees to remedy such defect or pre-existing condition in a timely manner using commercially reasonable efforts. The Two Hundred Suites Commencement Date and the Two Hundred Suites Free Rent Period will be extended if there is a delay as a result of such Landlord work.
Subject to the terms and conditions hereinafter set forth, Landlord shall give Tenant a cash allowance in the amount of One Hundred Eight Thousand One Hundred Ninety and No/100 Dollars ($108,190.00)(the "Two Hundred Suites Allowance") as Landlord's contribution to the cost of Tenant's Work within the Two Hundred Suites, expressly excluding the cost of Tenant's furniture, fixtures (except for any fixtures that will be attached to the Two Hundred Suites and left by Tenant upon the expiration or earlier termination of the Lease), equipment and signs.
The Two Hundred Suites Allowance will be paid to Tenant in two (2) installments. The first installment, equal to one-half (1/2) of the Two Hundred Suites Allowance, shall be payable to Tenant within seven (7) business days after (i) one-half (1/2) of the Tenant's Work is complete, (ii) Tenant has submitted Tenant's written request to Landlord for payment of the first installment of the Two Hundred Suites Allowance, and (iii) the first one-half (1/2) of the Tenant's Work has been inspected (as provided below). Tenant's written request for payment of the first installment of the Two Hundred Suites allowance shall be accompanied by Tenant's contractor's sworn statement that one-half (1/2) of Tenant's Work has been completed and paid for in full, shall include partial lien releases for all Tenant's Work substantiating that all Tenant's Work to that point has been paid in full. Landlord affirms that Landlord, or Landlord's representative or architect will be available to inspect the Tenant's Work no later than three (3) business days after Tenant's submission of the written request for payment. Landlord further represents that Landlord will not unreasonably withhold, condition or delay Landlord's approval of Tenant's Work if it complies with the Plans.
The balance of the Two Hundred Suites Allowance shall be payable to Tenant within seven (7) business days after (i) completion of the Tenant's Work, (ii) Tenant's submission of Tenant's written request to Landlord for payment of the balance of the Two Hundred Suites Allowance, and (iii) the balance of the Tenant's Work has been inspected (as provided below). Tenant's written request for payment of the balance of the Two Hundred Suites allowance shall be accompanied by Tenant's contractor's sworn statement that all of Tenant's Work has been completed and paid for in full, shall include final lien releases for all Tenant's Work substantiating that all Tenant's Work has been paid in full, and shall include a copy of the Certificate of Occupancy obtained by Tenant for the Two Hundred Suites (if required). Landlord affirms that Landlord, or Landlord's representative or architect will be available to inspect the Tenant's Work no later than three (3) business days after Tenant's submission of the written request for payment. Landlord further represents that Landlord will not unreasonably withhold, condition or delay Landlord's approval of Tenant's Work if it complies with the Plans.
Notwithstanding the foregoing, Landlord shall have no obligation to disburse any portion of the Two Hundred Suites Allowance to Tenant during any period when Tenant is in default under the Lease. If Tenant cures such default to the satisfaction of the Landlord during any applicable notice and cure period under the Lease, the Two Hundred Suites Allowance shall be due and payable to Tenant. Additionally, in the event Tenant defaults in any of its obligations set forth in the Lease at any time during the Term beyond any applicable notice and cure period, in addition to any other rights or remedies Landlord may have as a result of any such default, the entire amount of the Two Hundred Suites Allowance hereinabove referenced shall become immediately due and payable by Tenant to Landlord.
Landlord agrees that Tenant shall have the right to select its own general contractor for the work within the Two Hundred Suites, with Landlord reasonable approval, such approval not to be unreasonably withheld or delayed beyond seven (7) business days. Landlord agrees to use commercially reasonable efforts to work with and accommodate Tenant's vendors including, but not limited to, designers, general contractors, furniture, phone and IT professionals. Landlord specifically disclaims any construction management fee that might otherwise be due to Landlord. All work will be done in a good, workmanlike manner by Tenant's contractor.
Prior to commencing any work in any portion of Premises (including but not limited to Tenant's Work within the Two Hundred Suites) for which the total anticipated cost is equal to or greater than Thirty Thousand Dollars ($30,000.00), Tenant shall provide Landlord with the contact information for Tenant's registered lien agent along with a copy of the materials provided to the registered lien agent pursuant to N.C. Gen. Stat. Sections 44A-11.1 and 44A-11.2 (the "44A Notice"). The 44A Notice shall also include the transaction number for the project as assigned by liensnc.com. Prior to commencing any work, Tenant shall: (a) comply with the requirements of N.C. Gen. Stat. Section 44A-11.2(d) and 44A-11.2(e) for the posting of the building permit (if any) and registered lien agent contact information; (b) include the registered lien agent contact information in any contract for the performance or furnishing of: labor, professional design or surveying services, materials, or rental equipment; and (c) shall require all Tenant's contractors to include in their subcontracts the contact information for the registered lien agent.
In addition to all other remedies available to Landlord at law, in equity, and hereunder, Tenant's failure to comply with the requirements of the immediately preceding paragraph of this Section 1(d) regarding compliance with the 44A Notice and the prevention of liens being filed in connection with Tenant's Work shall constitute an immediate default of the Lease and shall entitle Landlord to undertake any actions Landlord deems necessary to satisfy the requirements of N.C. Gen. Stat. Sections 44A-11.1 and 44A-11.2 on Tenant's account and at Tenant's sole cost and expense, which costs and expenses shall include, without limitation, all attorneys' fees and, court costs, and an administrative fee equal to fifteen percent (15%) of all expenses and costs incurred by Landlord. Such costs, expenses and fees shall be payable by Tenant as Additional Rent hereunder or, at Landlord's discretion, may be set off against any amount due and owing Tenant hereunder.
Tenant acknowledges that Tenant shall be solely responsible for installation of any supplemental HVAC within the Two Hundred Suites as desired or needed by Tenant (not to exceed five [5] tons). In the event that Tenant installs such a supplemental HVAC unit within the Two Hundred Suites, Tenant's Total Monthly Rent shall increase at the rate of One Hundred Dollars ($100.00) per ton each month thereafter. Tenant also acknowledges that Tenant shall be solely responsible for installation (and upon termination of the Lease the Tenant shall remove) at Tenant's sole cost and expense, any data and/or voice network wiring and cabling located within the Two Hundred Suites installed by and belonging to Tenant, whether such wiring and cabling is located within the Two Hundred Suites or within chases or other common areas in the building through which such data and/or voice network wiring and cabling has been installed to serve the Two Hundred Suites by Tenant, unless the Landlord waives such requirement in writing.
(e) Exhibit G-2 to the Fourth Lease Amendment (Revised Early Termination) is
hereby deleted in its entirety and replaced with Exhibit G-3 (2013 Revised Early Termination) attached to this Fifth Amendment and incorporated herein by reference.
2.Brokerage. Tenant and Landlord represent and warrant that no broker has been involved in connection with this transaction other than Cassidy Turley (the "Landlord's Broker") and Synergy Commercial Advisors, LLC (the "Tenant's Broker"). Landlord shall be responsible for all commissions due to the Landlord's Broker and the Tenant's Broker. Tenant and Landlord agree to defend, indemnify and save each other harmless from and against any and all claims and damages (including reasonable attorneys' fees) for a commission arising out of this transaction other than those of the brokers listed in this section.
3.Authority. Tenant represents and warrants to Landlord that Tenant is a duly formed and existing entity in the State of Delaware, and has qualified to do business in the state of North Carolina. Tenant will remain in good standing in both Delaware and North Carolina during the Lease Term. Tenant also represents and warrants that Tenant has full right and authority to execute and deliver this Fifth Amendment, and that each person signing on behalf of Tenant is authorized to do so.

4.Ratification of Lease: Except as otherwise specifically stated herein, the Lease remains in full force and effect, with the terms, covenants and conditions of the Lease hereby ratified by the parties hereto. Except as specifically provided herein, this Fifth Amendment shall not modify any term of the Lease or the obligations of the Landlord or Tenant thereunder. Tenant retains the right to record a Memorandum of Lease and Landlord agrees to cooperate in executing such Memorandum of Lease
5.Effective Date: This Fifth Amendment shall be effective upon the date first referenced herein.
6.Miscellaneous: Each party to this Fifth Amendment shall execute all instruments and documents and take such further action as may be reasonably required to effectuate the purposes of this Fifth Amendment. This Fifth Amendment may be modified only by a writing executed by the parties hereto. This Fifth Amendment may be executed in multiple counterparts (including electronic [.PDF] or facsimile counterparts), each of which shall be deemed an original, and all such counterparts shall together constitute one and the same instrument. The invalidity of any portion of this Fifth Amendment shall not have any effect on the balance hereof This Fifth Amendment shall be binding upon the parties hereto, as well as their successors, heirs, executors and assigns. This Fifth Amendment shall be governed by, and construed in accordance with, North Carolina law. In the event of a conflict between the terms of this Fifth Amendment and the other terms of the Lease, the terms of this Fifth Amendment shall control.
[the remainder of this page intentionally blank — signatures follow]

IN WITNESS WHEREOF, the undersigned have each executed the foregoing instrument, under seal, effective as of the day and year first above written.
LANDLORD:

AERIAL CENTER REALTY CORP., (SEAL)
a North Carolina corporation

By: /s/ Martin Cawley
Printed Name: Martin Cawley
Title: Vice President

TENANT:
CHANNELADVISOR CORPORATION,    (SEAL)
a Delaware corporation
By: /s/ Brad Schomber
Printed Name: Brad Schomber
Title: VP Finance

Exhibit A
Two Hundred Suites

RENTABLE SQUARE FEET: 10,7??

HagerSmith
DESIGN PA
Architecture
Landscape Architecture
Planning
Interior Design

SF-301

EXHIBIT G-3
2013 REVISED EARLY TERMINATION
CHANNELADVISOR CORPORATION
2501 AND 2701 AERIAL CENTER EXECUTIVE PARK
Provided Tenant is not in default, Tenant shall have the one time right to terminate this Lease, effective October 1, 2016. Tenant may terminate the Lease by providing written notice to Landlord of its intent to terminate, on or before January 1, 2016, and by making a payment (the "Termination Fee") to Landlord equal to the sum of the following:
A. With respect to the Premises and the Expansion Premises (2701 Aerial Center Parkway
and 2501 Aerial Center Parkway, Suite 100) as addressed in the Third Amendment:
(i)The unamortized cost of leasing commissions;
(ii)The unamortized cost of the cash contribution ($220,000.00);
(iii)The unamortized rental concessions;
B. The unamortized cost of the tenant allowance(s) provided in connection with any future Tenant expansions pursuant to an exercised First Right of Refusal granted to Tenant under the Third Lease Amendment;
C. $83,060.15 in a lump sum for Suite 111, which includes the unamortized amounts for leasing commissions and tenant improvement dollars;
D. Three (3) months of rent for Suite 111 equal to $29,598.24;
E. $140,545.63 in a lump sum for the Two Hundred Suites, which includes the unamortized amounts for leasing commissions and tenant improvement dollars; and
F. A lump sum payment of $34,837.18.
Item A shall be amortized over 120 months from October 1, 2011 at an interest rate of five percent (5%).
Landlord agrees to provide the amount of the Termination Fee, except as it may be adjusted by any future Tenant expansion, within ten (10) business days of Landlord's receipt of a written request from Tenant.
Time is agreed to be of the essence with respect to the above notice and payment requirements, and any attempt by Tenant to terminate this Lease at a time or in a manner that is not in strict compliance with the foregoing requirements shall be null and void and of no effect unless Landlord waives the deficiency in writing. In no event, however, may this Lease be terminated prior to the end of the sixtieth (60th) month of the Extended Term (defined in the Third Lease Amendment as September 30, 2016).